Exhibit 10.3

FIRST AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This First Amended and Restated Asset Purchase Agreement (the "Agreement"), dated as of February 16, 2023 (the “Effective Date”), is entered into between Salvatore Mario Pandolfo, an individual residing at Via Acquabianca 77 01100 Viterbo, VT Italy ("Seller"), and Go Green Global Technologies Corp., a Nevada corporation ("Buyer").

RECITALS

WHEREAS, Sonical s.r.l., a company formed under the laws of Italy ("Sonical"), of which Seller is the controlling shareholder, is in the business of, among other things, the treatment and purification of water and fuel;

WHEREAS, Buyer and Seller entered into a previous Asset Purchase Agreement in May 2017 (the “Original APA”), under which Buyer acquired all of the assets of Sonical's water and fuel treatment and purification business (the "Business"), including (i) machinery, equipment and materials, (ii) all Intellectual Property, as defined herein, and (iii) all know-how, technical information, research information and all other confidential and proprietary business information, including Books and Records, documentation, materials and other tangible embodiments thereof (collectively, the "Know-how") related to the Business (collectively, the "Purchased Assets");

WHEREAS, Buyer and Seller amended the terms of the Original APA in June 2019 (the “2019 Amendment”);

WHEREAS, Buyer has submitted a patent application utilizing the Intellectual Property included with Purchased Assets and is taking further steps to commercialize the Business as initially contemplated by the parties;

WHEREAS, Buyer and Seller have since come to new, amended terms under which Seller shall transfer the Know-how associated with the Purchased Assets to Buyer, along with certain Sonical™ testing units, so that Buyer can successfully operate the Business, as detailed in that certain term sheet between Buyer and Seller dated January 13, 2023 (the “2023 Term Sheet”); and

WHEREAS, Buyer and Seller desire to amend and restate the Original APA to reflect that Seller wishes to finalize the sale to Buyer of the Purchased Assets, transfer all associated Intellectual Property associated therewith, and deliver certain Sonical™ testing units to Buyer, subject to the terms and conditions set forth herein.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1) Purchase and Sale.

a)	Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the Purchased Assets, free and clear of any mortgage, pledge, charge, security interest, charge, claim, community property interest, condition, equitable interest, lien (statutory or other), option, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, exercise of any other attribute of ownership or other encumbrance ("Encumbrance").

i)	Seller’s Interest in the Purchased Assets. The Purchased Assets are owned by Seller individually, and not by Sonical.

ii)	Sonical’s Interest in the Purchased Assets. To the extent that Sonical owns or has any claims, rights or interests in any of the Purchased Assets or any assets, including without limitation, Intellectual Property or Know- how, which if owned by Seller would be included in the Purchased Assets, Sonical shall assign, transfer, convey, and deliver to Buyer, and Buyer shall accept from Sonical, all of Sonical's rights, title and interest therein, free and clear of any Encumbrance.

iii)	Buyer’s Interest in Sonical and Seller. Buyer shall only acquire the Purchased Assets pursuant to this Agreement and shall not purchase any right, title, or interest in any other asset of any of the other businesses of Sonical or Seller;

b)	No Liabilities. Buyer shall not assume any debts, liabilities, or obligations of Seller or Sonical of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereinafter created.

c)	Purchase Price.

i)	Cash Component. Buyer shall pay to Seller a total of five hundred thousand dollars ($500,000) in cash upon the following schedule:

(1)	One hundred twenty five thousand dollars ($125,000) due upon signing of this Agreement; and

(2)	One hundred twenty five thousand dollars ($125,000) to be paid upon Seller’s delivery to Buyer of:

(a)	Four (4) Sonical™ testing devices, two (2) for fuel testing and two (2) for water testing (the “Testing Devices”), provided such Testing Devices must meet American NSF public health and safety standards; and

(b)	Full and complete written descriptions of the manufacturing process for the delivered Testing Devices and any supplemental knowledge or Know-how required to successfully perform such manufacturing process.

(c)	Upon receipt of information outlined in section 2b, the Company must be able to independently produce ten working devices for fuel and water.

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(3)	Two hundred fifty thousand dollars to be paid upon:

(a)	Go Green Global Technologies achieving at minimum $500,000.00 in Gross Revenue from sales for the Sonical™ device.

ii)	Equity Component. As additional consideration for the Purchased Assets, Buyer shall issue to Seller shares of its restricted common stock upon the following schedule:

(1)	Three million (3,000,000) shares of restricted common stock upon the execution of this Agreement.

(2)	Three million (3,000,000) shares of restricted common stock upon Seller’s completion of Seller’s delivery to Buyer of:

(a)	One (1) ½ in. fuel unit for ___________;

(b)	One (1) in. fuel unit for lab testing;

(c)	One (1) ½ in. antibacterial water unit for NSF; and

(d)	One (1) ¾ in. antibacterial water unit for lab testing.

(3)	Two million (2,000,000) shares of restricted common stock upon the completion of production of one thousand (1,000) Sonical™ testing units within the United States.

(4)	One million (1,000,000) shares of restricted common stock upon Buyer attaining gross revenue of five million dollars ($5,000,000) from sales of Sonical™ testing units.

(5)	Two million (2,000,000) shares of restricted common stock upon the issuance of a patent by the US Patent and Trademark Office (“USPTO”) for US Patent Application Serial Number 17/472,060 (the “Patent Application”).

iii)	Royalty Component. Buyer shall pay to Seller seven- and one-half percent (7.5%) of net revenues generated by Buyer from the Purchased Assets for a period of five (5) years beginning on the first day such revenues are realized by Buyer.

d)	Closing. Subject to the terms and conditions of this Agreement, the purchase and of the Purchased Assets contemplated hereby, shall take place at a closing (the "Closing") to be held at 10:00 a.m., Greenwich, CT time, no later than two (2) business days after Buyer determines that all conditions in Section 5 have been satisfied, including Seller’s delivery of all of Seller's closing deliverables (or Buyer shall have waived such conditions), on such time, date, or place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

2)	Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 2 are true and correct as of the date hereof. For purposes of this Section 2, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of the Seller, after due inquiry.

a)	Authority of Seller; Enforceability. Seller is an individual residing in Viterbo, Italy. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Buyer, this Agreement, and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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b)	No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity, including any governmental authority, in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

c)	Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

d)	Condition and Sufficiency of Assets. The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets constitute all of the assets necessary to operate the Business.

e)	Intellectual Property.

i)	"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: a) patents, patent applications and statutory invention registrations, (b) trademarks, trade names, trade dress, logos, service marks, corporate names and other identifiers of source or goodwill, including registrations and applications therefor, (c) copyrights, including registrations and applications therefor, (d) mask works, published works and unpublished works, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or other law, (e) domain names and websites, (f) computer programs, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or other law, (g) trade secrets, know- how, including mix formulations, processing conditions and manufacturing and engineering information, production methods, process technology, technical information and data, designs, concepts, invention rights, shop rights, utility models, inventions and discoveries of any kind, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or other Law (including Know-how), and (h) other confidential and proprietary information, including customer lists, customer and vendor information, including credit information, and any and all other technology and improvements.

ii)	Seller is the sole and exclusive legal and beneficial, and with respect to any registrations included in the Purchased IP, record, owner of all right, title and interest in and to all Intellectual Property and Know-how relating to the Business and the Purchased Assets (the "Purchased IP"). Seller’s rights in the Purchased IP are valid, subsisting and, to the knowledge of Seller, enforceable. Seller has taken all reasonable steps to maintain the Purchased IP and to protect and preserve the confidentiality of all trade secrets included in the Purchased IP. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP or restricting the licensing thereof to any person or entity.

iii)	Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute, or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness, or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution, or other violation.

f)	Compliance With Laws. Seller has complied, and is now complying, with all applicable international, national, federal, state, and local laws and regulations applicable to ownership and use of the Purchased Assets.

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g)	Legal Proceedings. There is no claim, action, arbitration, suit, proceeding, written claim, cause of action, demand, lawsuit, notice of violation, subpoena, or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller or Sonical (a) relating to or affecting the Purchased Assets or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

h)	Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3)	Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3 are true and correct as of the date hereof. For purposes of this Section 3, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

a)	Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by Seller, this Agreement, and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

b)	No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity, including any governmental authority, in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

c)	Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4)	Covenants.

a)	Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

b)	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees, including any penalties and interest, incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees and Buyer shall cooperate with respect thereto as necessary.

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c)	Further Assurances. Following the Closing, each of Buyer, Seller and Sonical shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

d)	No Challenge or Frustration of Purpose. Seller and Sonical shall not seek to challenge the sufficiency of the payment for the Purchased Assets and shall not take any action to frustrate, delay or prevent the consummation of the transactions contemplated by this Agreement.

5)	Conditions to Closing.

a)	Conditions to Closing. Consummation of the Closing shall by a party be subject to satisfaction of the following conditions:

i)	The representations and warranties of each other party in this Agreement, in the Schedules hereto, or in any certificate, document or statement delivered hereunder shall be true and correct on the Closing Date as if made on the Closing Date (unless waived by such party).

ii)	The covenants and agreements of each other party shall have been fully performed and satisfied on or before the Closing Date (unless waived by such party).

b)	Closing Deliveries of Seller. At the Closing, unless waived by Buyer, Seller shall deliver the following to Buyer:

i)	Any titles, certificates, or such other documents, not previously provided, which relate to the ownership of the Purchased Assets.

ii)	Access to Seller and his knowledge of the Know-how and all such other cooperation and assistance as may be requested by Buyer to fully effectuate such disclosure and transfer of the Know-how to Buyer.

iii)	Such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required or reasonably requested by Buyer, to give effect to this Agreement to Seller.

6)	Indemnification.

a)	Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

b)	Indemnification By Seller. Seller shall defend, indemnify, and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

i)	Any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; or

ii)	Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

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c)	Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its own counsel and at its own cost and expense; provided, that the fees and disbursements of such counsel shall be reimbursable by the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party, (a) there are legal defenses available to an Indemnified Party that are inconsistent or contradictory to those available to the Indemnifying Party or (b) there exists a conflict of interest between the counsel engaged by the Indemnifying Party and the Indemnified Party that cannot be waived. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate at the expense of the Indemnifying Party, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed, unless such settlement is made on terms that do not result in any liability, restriction or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for (a) the full and unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Action and (b) does not include a statement as to or admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party

d)	Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

e)	Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants, and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

f)	Cumulative Remedies. The rights and remedies provided in this Section 6 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

g)	Payments. Once a loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 6, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days thereafter by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) business day period, any amount payable shall accrue interest from and including the date due to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding. In addition, Buyer may set off any amount due to Seller against any property of Seller that Buyer may possess or control, including without limitation, Buyer’s right to assume and cancel any shares of capital stock in Buyer held by Seller.

7)	Miscellaneous.

a)	Recitals. The recitals are hereby incorporated in and made part of this Agreement as fully as if set for verbatim herein. These recitals are true and correct and the parties are bound thereby. By signing this Agreement, Buyer, Seller, and Sonical acknowledge reading, understanding, and agreeing to all of the recitals.

b)	Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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c)	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested; (c) on the date sent by facsimile or e-mail of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(c):

If to Seller:	Dr. Salvatore Mario Pandolfo
Via Acquabianca 77 01100
Viterbo, VT Italy

If to Buyer:	Go Green Global Technologies Corp.
5 Production Dr.
Brookfield, CT 06804

With a copy to:	Ross Carmel
Carmel, Milazzo & Feil LLP
55 West 39th St. 18th Floor
New York, NY 10018

d)	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

e)	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

f)	Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements both written and oral, with respect to such subject matter, including, but not limited to, the Original APA, the 2019 Amendment and the 2023 Term Sheet. The parties hereby agree that, upon execution of this Agreement, the Original APA, the 2019 Amendment, the 2023 Term Sheet, and all other prior agreements between Buyer and Seller with respect to such subject matter shall be null and void and have no effect whatsoever. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the exhibits and/or schedules hereto, if any, the statements in the body of this Agreement will control.

g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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h)	No Third-Party Beneficiaries. Except as provided in Section 6, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

i)	Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

j)	Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

k)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule, whether of the State of New York or any other jurisdiction.

l)	Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

m)	Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

n)	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

o)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

p)	Choice of Language. The parties agree that this Agreement is drafted in the English language. Each party accepts and approves the English version of the Agreement signed by both parties as controlling in any dispute between the parties arising from or related to the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

For Go Green Global Technologies, Corp.	For Dr. Salvatore Mario Pandolfo

By: /s/ Danny G. Bishop	By: /s/ Pandolfo Salvatore Mario

Name: Danny G. Bishop	Date: 16-02-2023

Title: CEO

Date: 2/16/23

Agreed and Acknowledged by Sonical s.r.l.

By: SONICAL SRL

Name: Pandolfo Salvatore Mario

Title: ADMINISTRATORE UNICO

Date: 16-02-2023

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